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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ELOYALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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150 Field Drive, Suite 250
Lake Forest, Illinois 60045
May 8, 2006
Dear eLoyalty Stockholder:
     On behalf of the Board of Directors and management of eLoyalty Corporation (the “Company”), I am writing to supplement the Company’s April 10, 2006 Proxy Statement for the Annual Meeting of Stockholders to be held at 9:00 a.m. Central time on Thursday, May 18, 2006 at the La Quinta Inn and Suites (formerly Woodfield Suites), 2000 S. Lakeside Drive, Bannockburn, IL 60015.
     As described in the Proxy Statement, PricewaterhouseCoopers LLP (“PwC”) has acted as independent registered public accountants for the Company since its incorporation and was appointed as independent registered public accountants for 2006. PwC also has provided the Company with outsourced tax compliance services for the last three years and is contracted to continue to perform such services through 2008. The Company eventually will be required to undergo an audit of our internal control over financial reporting pursuant to Sarbanes-Oxley Section 404, including those controls that relate to taxes. This requirement could come into effect for the fiscal year ending December 30, 2006. In preparation for that audit, the Company will require internal control assistance associated with control design, documentation and testing in the tax area from outside parties. In early 2006, PwC advised us that it is prohibited from both providing this additional service with respect to internal control assistance and acting as our independent registered public accountants. Management, with the concurrence of the Audit Committee, has determined that such services would most efficiently be performed by the same party that provides the Company with tax compliance services, as opposed to engaging a third party to provide the Company with internal control assistance in the tax area. In light of this, as described in the Proxy Statement, the Audit Committee decided earlier this year to terminate PwC as either our independent registered public accountants or its tax compliance outsourcer and directed management to review our alternatives for both categories of service and provide its recommendation.
     Based on this review, on May 4, 2006, the Audit Committee of the Board of Directors of the Company selected Grant Thornton LLP to be the independent registered public accountants for the Company for the year ending December 30, 2006, and dismissed PwC in that capacity. PwC’s dismissal will become final once PwC completes its procedures regarding the Company’s unaudited interim financial statements as of and for the quarter ended April 1, 2006 and the Form 10-Q in which such unaudited interim financial statements will be included. PwC’s reports on the Company’s financial statements as of December 31, 2005 and January 1, 2005 and for the years then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2005 and January 1, 2005 and through May 4, 2006, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2005 and January 1, 2005 and through May 4, 2006, there were no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.
     The Company has been advised that representatives of PwC and Grant Thornton LLP will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Sincerely,

Kelly D. Conway
President and Chief Executive Officer